Exhibit 2

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Murat Kalayoglu to execute and file on the undersigned's behalf all Forms 3, 4 and 5 and Schedules 13D and 13G (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Cartesian Therapeutics, Inc., a Delaware corporation. The authority of Murat Kalayoglu under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedules 13D and 13G with regard to the undersigned's ownership of or transactions in securities of Cartesian Therapeutics, Inc., a Delaware corporation, unless earlier revoked in writing. The undersigned acknowledges that Murat Kalayoglu is not assuming any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934, as amended.

Dated: November 22, 2023	SEVEN ONE EIGHT THREE FOUR IRREVOCABLE TRUST

	By:	/s/ Sinan Kalayoglu
Sinan Kalayoglu, Trustee